Exhibit 10.1

AMENDMENT 2 TO EMPLOYMENT AGREEMENT

This Amendment 2 to Employment Agreement (the “Amendment”) is entered into as of January 1, 2010 (the “Effective Date”), between Lonnie Smith (“Executive”) and Intuitive Surgical, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, on February 28, 1997, Executive and the Company entered into an Employment Agreement, as amended by that certain Amendment to Employment Agreement entered into between Executive and the Company as of February 6, 2009 (the “First Amendment” and such amended agreement, the “Agreement”) which sets forth the terms of Executive’s employment with the Company; and

WHEREAS, the parties wish to amend certain provisions of the Agreement regarding the title, position and compensation of Executive pursuant to the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereby agree as follows effective as of the Effective Date. Except as otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Agreement.

1. Position. Section 2(a) of the Agreement shall be replaced in its entirety with the following language:

“Executive shall be the Chairman of the Board of Directors of the Company, reporting directly to the Board of Directors of the Company (the “Board”), and shall serve in such other capacity or capacities as the Board may from time to time prescribe.”

2. Duties. Section 2(c) of the Agreement shall be replaced in its entirety with the following language:

“At all times during his employment, Executive shall do and perform all services, acts or things as are assigned to him from time to time by the Board and shall be subject to the direction and policies from time to time established by the Board.”

3. Service Commitment. Section 2(d) of the Agreement shall be replaced in its entirety with the following language:

“Executive shall, effective January 1, 2010, initially devote between three and four days per week of his time and attention during normal business hours to the business affairs of the Company except for reasonable vacations and except for illness or incapacity, but nothing in this Agreement shall preclude Executive from devoting reasonable time required for serving as a director or a member of a committee of any organization involving no conflict of interest with the interest of the Company, from engaging in charitable and community activities, and from managing his personal affairs, provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement. The Company and Executive agree that Executive shall, over time, gradually reduce the number of days per week of his time and attention that he will devote to the business affairs of the Company, and that the Board shall periodically review the salary to be paid to Executive as he reduces his commitment to the Company.”

4. Salary. The first sentence of Section 3(a) of the Agreement shall be replaced in its entirety with the following language:

“SALARY AND BENEFITS. During the period of Executive’s employment hereunder, the Company shall pay to Executive an annual base salary in the amount of three hundred thousand dollars ($300,000), less standard deductions and withholdings, payable in installments in accordance with Company policy.”

5. Bonus. Section 3(b) of the Agreement shall be replaced in its entirety with the following language:

“BONUS. To the extent determined by the Compensation Committee of the Board, Executive shall be eligible to participate in such management bonus programs as may be adopted by the Company from time to time, if any. For fiscal year 2010, Executive’s bonus target under the Company’s bonus plan shall be forty percent (40%) of Executive’s annual base salary. Notwithstanding the foregoing, no bonus is guaranteed to Executive. Any bonus is subject to the approval of the Compensation Committee of the Board. The Company retains the authority to review, grant, deny or revise any bonus in its sole discretion.”

6. No Severance. For the avoidance of doubt, Executive’s appointment to the position of Chairman of the Board and decrease in base salary and bonus target amounts pursuant to this Amendment shall not entitle Executive to any severance payments or benefits under the Agreement or the Company’s Severance Plan.

7. Other Terms and Conditions. Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

8. Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

EXECUTIVE

/s/ Lonnie M. Smith
Lonnie M. Smith

INTUITIVE SURGICAL, INC.

By:	/s/ Gary S. Guthart
Gary S. Guthart
President & Chief Operating Officer

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